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                                                                    Exhibit 5(c)

                     [Letterhead of Pillsbury Winthrop LLP]

                                  March 9, 2004

Goodsill Anderson Quinn & Stifel
A Limited Liability Law Partnership LLP
1099 Alakea Street
Honolulu, Hawaii 96813

Ladies and Gentlemen:

         Hawaiian Electric Industries, Inc., a Hawaii corporation (the "Company"), and Hawaiian Electric Industries Capital Trust II and Hawaiian Electric Industries Capital Trust III, each a statutory trust created under the laws of the State of Delaware (each, a "Trust" and, together, the "Trusts"), have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), with respect to up to $200,000,000 maximum aggregate offering price of (1) Senior Debt Securities (the "Senior Debt Securities") to be issued by the Company, (2) Senior Subordinated Debt Securities (the "Senior Subordinated Debt Securities") to be issued by the Company, (3) Junior Subordinated Debt Securities (the "Junior Subordinated Debt Securities") to be issued by the Company, (4) Trust Preferred Securities to be issued by the Trusts (the "Trust Preferred Securities"), (5) the Company's guarantees (the "Guarantees") relating to the Trust Preferred Securities, (6) Common Stock, without par value (the "Common Stock"), to be issued by the Company, (7) Preferred Stock, without par value, to be issued by the Company,
(8) contracts to purchase shares of Common Stock (the "Stock Purchase Contracts") and (9) units, each comprised of a Stock Purchase Contract and beneficial interests in either Senior Debt Securities or Senior Subordinated Debt Securities, debt obligations of third parties (including U.S. Treasury securities) or Trust Preferred Securities, in each such case pledged to secure the holder's obligations to purchase Common Stock under the Stock Purchase Contract (the "Stock Purchase Units" and, together with the foregoing securities, the "Securities"), in each case to be issued and sold from time to time under the Registration Statement pursuant to Rule 415 under the Securities Act.

         The Senior Debt Securities will be issued pursuant to an indenture between the Company and The Bank of New York, as trustee (the "Senior Indenture"), the Senior Subordinated Debt Securities will be issued pursuant to an indenture between the Company and The Bank of New York, as trustee (the "Senior Subordinated Indenture"), the Junior Subordinated Debt Securities will be issued pursuant to an Indenture dated as of February 1, 1997 between the Company and The Bank of New York, as trustee (the "Junior Indenture"), and the Guarantees will be issued pursuant to one or more guarantee agreements between the Company and The Bank of New

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Goodsill Anderson Quinn & Stifel
March 9, 2004

York, as trustee (each, a "Guarantee Agreement"), in each case as filed or in the respective forms filed as exhibits to the Registration Statement.

         In connection with the filing of the Registration Statement by the Company and the Trusts, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement (including the exhibits thereto), the Restated Articles of Incorporation and the Amended and Restated By-laws of the Company, each as amended and as in effect on the date hereof, corporate and other documents, records and papers as we have deemed necessary in order to enable us to render this opinion and certificates of public officials.

         We are members of the Bar of the State of New York and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the State of New York. We have relied upon your opinion of even date herewith addressed to the Company and the Trusts as to all matters of Hawaii law related to this opinion.

         On the basis of such review and assuming that (i) the applicable provisions of the Securities Act, the Trust Indenture Act of 1939, as amended, and the securities or "blue sky" laws of applicable states shall have been complied with, (ii) appropriate resolutions have been adopted by the Board of Directors of the Company (or a duly appointed committee or representative thereof) and remain effective authorizing the issuance and sale of the Senior Debt Securities, the Senior Subordinated Debt Securities, the Junior Subordinated Debt Securities, the Guarantees, the Stock Purchase Contracts and the Stock Purchase Units, as applicable, (iii) the Senior Indenture, the Senior Subordinated Indenture and the Junior Indenture, and any supplemental indenture or other instrument entered into, or otherwise executed or adopted, thereunder, the Guarantee Agreements, and any applicable purchase contract agreement or pledge agreement have been duly executed and delivered so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and (iv) the Senior Debt Securities, the Senior Subordinated Debt Securities, the Junior Subordinated Debt Securities, the Guarantees, the Stock Purchase Contracts and the Stock Purchase Units, as applicable, have been issued and sold upon the terms specified in such resolutions, we are of the opinion that:

         1. The Senior Debt Securities, the Senior Subordinated Debt Securities, the Junior Subordinated Debt Securities and the Guarantees will be legally issued and will constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of reasonableness, good faith and fair dealing.

         2. The Stock Purchase Contracts and the Stock Purchase Units will be legally issued and will constitute the valid and binding obligations of the Company, subject to bankruptcy,

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Goodsill Anderson Quinn & Stifel
March 9, 2004

insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of reasonableness, good faith and fair dealing.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the related prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                               Very truly yours,

                                               /s/ Pillsbury Winthrop LLP


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